March 29, 2001


Darling International Inc.
251 O'Connor Ridge Boulevard, Suite 300
Irving, TX  75038

Attn:  Denis Taura, Chairman

         This will confirm my resignation as a director of Darling International Inc. (the "Company") effective at the close of business on Wednesday, March 28, 2001. Although I have no disagreement with the Company on any matter relating to the Company's operations, policies or practices, continued service as a Company director is inconsistent with my current business plans.


                                              Best regards,

                                             /s/ David Jackson
                                             -----------------
                                              David Jackson